Exhibit 10.55

KEY SERVICES AGREEMENT

THIS Key Service Agreement (“Agreement”) is entered by and between:

Collectors Universe (Shanghai) Co., Ltd. (上海品吉伟仕商务服务有限公司), a company duly incorporated and existing under the laws of the People’s Republic of China (“PRC” or “China”) with its registered address at Suite 7005B, 7006, No. 887 Huaihai Road (M.), Huangpu District, Shanghai, PRC (“Shanghai PCGS”);

And

Guojin Gold Co., Ltd.（国金黄金股份有限公司）, a company duly incorporated and existing under the laws of the PRC with its registered address at 20/F, Tower B, WanDa Plaza, No. 58 Xinhua West Street, Tongzhou District, Beijing, PRC (“Guojin”).

Shanghai PCGS and Guojin shall be referred to individually as “a Party”, and collectively as “both Parties”.

WHEREAS

1.

Shanghai PCGS, a wholly owned subsidiary of Collectors Universe (Hong Kong) Limited (“PCGS”) is ultimately owned by Collectors Universe, Inc. a Nasdaq listed company and the world leader in coin grading service;

2.	Guojin is a major Chinese enterprise with market leading capacities in precious metal research, design, manufacturing and sales;

Shanghai PCGS and Guojin intend to form the Key Service Relationship, and upon good faith negotiation, both Parties agree as follows:

Article 1     Definition of Key Service Relationship

1.1	Shanghai PCGS and Guojin shall form the Key Service Relationship subject to this Agreement.

1.2	The Key Service Relationship is based on good faith cooperation, close communication in designing and launching products tailored to the “Bank Channels”, volume submissions and preferred pricings.

1.3	The coin grading service under this Agreement shall be limited to grading of coins by Shanghai PCGS in mainland China.

1.4	Neither party shall represent the Key Service Relationship as a joint venture, and neither Party shall be an agent of the other Party.

Article 2.     Non-compete Covenant and Exclusivity

2.1

Guojin represents and warrants that Guojin, its affiliate or any director or officer of Guojin or its affiliate is not engaged in coin grading service at the time of signing this Agreement. For the avoidance of doubt, Guojin’s commercially engaging non-affiliate third party coin grading service providers is not deemed as breach of the restrictions in the preceding sentence.

2.2

Guojin further agrees not to engage in any form of coin grading business within mainland China that may be reasonably perceived to be in competition with Shanghai PCGS while this Agreement is in force and for the two years after the expiration or termination of this Agreement. For the avoidance of doubt, Guojin’s commercially engaging non-affiliate third party coin grading service providers is not deemed as breach of the restrictions in the preceding sentence.

2.3

Shanghai PCGS represents and warrants that its sole shareholder Collectors Universe (Hong Kong) Limited is a wholly owned subsidiary of Collectors Universe, Inc., a California-based company listed on Nasdaq. (See Schedule A for copies of relevant company registration certificates.)

2.4

Shanghai PCGS acknowledges that Guojin distributes PCGS graded coins through Bank Channels in mainland China. Shanghai PCGS shall refrain from providing coin grading service to third parties which also use the same Bank Channels for wholesale distribution of custom designed and packaged coin products in direct competition with Guojin, provided that Guojin meets the Minimum Quantities of submission as detailed in Article 3 of this Agreement and Guojin is otherwise in good standing under this Agreement.

Article 3	Minimum Quantities and Preferred Pricings

3.1

Guojin shall be obligated to submit substantial amount of coins (hereinafter “Minimum Quantities” as detailed in Schedule B) on yearly basis in order to qualify for the Preferred Pricings at the rate of RMB[***] for each coin, medal or gold/silver bar graded and placed in the PCGS holder; RMB[***] for each coin, medal or gold/silver bar placed in the PCGS holder without grading service; RMB[***] for each coin, medal or gold/silver bar not placed in the PCGS holder after being subject to PCGS grading. For the avoidance of doubt, in order to qualify for being placed in the PCGS holder after being graded, the coin, medal or gold/silver bar must be MS65 or higher. Guojin acknowledges that from 2019 on, PCGS, with consultations from Guojin, shall be entitled to increase its pricings to account for inflation, RMB depreciation against USD and increased costs of business, provided that the increased price is only to offset the financial burden resulting from the said inflation, RMB depreciation against USD and increased costs of business. All pricings quoted above are VAT inclusive.

3.2.

In the event Guojin fails to submit the Minimum Quantities as required by Schedule B and is unable to cure the failure within 60 days of written notice from Shanghai PCGS, Shanghai PCGS shall have the right to terminate this Agreement with a 10-day written notice. Shanghai PCGS may in good faith choose not to exercise the aforementioned termination right, which shall not be deemed as waiver of the termination right.

Article 4	Product Development, Submission Protocol and Service

4.1.

Guojin commits to obtain Shanghai PCGS’ advice and consent in designing and launching customized coin packages. Further, Shanghai PCGS is given a 60-day lead time for product development from the date of signing off the new product design by both Parties.

4.2	For multi-coin holders, Guojin shall provide a 30-day written notice to Shanghai PCGS in the event actual orders vary from forecast by 20% or more.

4.3	Shanghai PCGS commits to that it shall have the grading service capacity in accordance with the following schedule:

2016 (effective upon execution of this Agreement):	[***] coins/month

2017:	[***] coins/month

2018:	[***] coins/month

2019:	[***] coins/month

2020:	[***] coins/month

4.4	Shanghai PCGS and Guojin agrees to the submission protocol as detailed in Schedule C.

4.5	Shanghai PCGS commits to the service quality and post-sales support as detailed in Schedule D.

Article 5	Payment

5.1	PCGS will provide a detailed invoice for each shipment picked up by Guojin.

5.2

PCGS will provide a monthly invoice statement to Guojin at the end of each month. Payment will be due by the 20th of the month following the statement, except when both parties fail to reach consensus on the invoice statement. In case Guojin disagrees with the invoice statement, Guojin shall issue Shanghai PCGS a written notice of disagreement within 5 business days of receiving the invoice statement and provide specific grounds for disagreements, otherwise Guojin shall be deemed to have consented to the invoice statement. In case of disputing the invoice statement, parties shall resolve the dispute and settle the payment within 15 days of issuance of the notice of disagreement.

Article 6	Intellectual Property

6.1.	Each party reserves all rights to its intellectual property in trademarks, patents, copyrights and trade secrets not expressly granted in this Agreement.

6.2.

Shanghai PCGS and Guojin provide or disclose to each other and affiliates certain documents and devices (including but not limited to PCGS logo, service documents, solutions, business and other documents) for the purpose of achieving the objectives of brand promotion and business development, the intellectual property of such documents and devices shall remain to be owned by the party who provides the same, and such provision shall be licensed use with the license revocable at any time by the provider.

6.3.

Guojin commits to strictly adhere to the guidelines set by Shanghai PCGS in using the PCGS trademark(s); to refrain from improperly using the PCGS trademark(s); to refrain from misleading the public in understanding the PCGS trademark’s ownership by expression or actions; to not register any trademark or domain name similar to that of PCGS’.

6.4

In order to facilitate Guojin’s compliance with Bank Channels’ requirement on non-infringement of Intellectual Property Rights, PCGS shall provide Guojin copies of trade mark licensing agreements evidencing its lawful right to use PCGS trademark. PCGS may further grant Guojin and the concerned Bank Channels’ licenses to use the PCGS trademark and other PCGS logos relevant to promotion of PCGS graded coins and medals. Such licenses shall be revoked upon termination or expiration of this Agreement without the need of any written notices to the relevant licensees.

6.5

During the effective Term of this Agreement, Shanghai PCGS shall grant Guojin the exclusive right to use PCGS trademarks and relevant PCGS logos within Bank Channels for the purpose of commercial promotion and advertising. For the avoidance of doubt, during the term of this Agreement, Shanghai PCGS shall not grant licenses to any other third party to use PCGS trademarks or relevant PCGS logos within Bank Channels for the purpose of commercial promotion and advertising. Parties shall enter into a separate trademark licensing agreement within 30 days of executing this Agreement.

Article 7	Confidential Information

7.1.

“Confidential Information” means all of the trade secrets, product designs, business and financial information, methods, procedures, know-how and other confidential or proprietary information regarding the business of any party (including the terms of this Agreement).

7.2.

The party receiving Confidential Information (“Receiving Party”) from another party (“Disclosing Party”) will use Confidential Information of the Disclosing Party only to fulfill its obligations under this Agreement, and will disclose the Confidential Information of the Disclosing Party only to the employees or contractors of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement and who are bound by the confidentiality restrictions contained in this Agreement. The Receiving Party will protect the Disclosing Party’s Confidential Information from use, access or disclosure in the same manner as the Receiving Party protects its own information of a similar nature and with no less than reasonable care.

7.3.

Exceptions. The Receiving Party’s obligations under this Article 6 will not apply to any information to the extent the Receiving Party can show that such information: (a) was already lawfully known to the Receiving Party at the time of disclosure by the Disclosing Party (other than the terms of this Agreement); (b) is disclosed to the Receiving Party by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is, or through no fault of the Receiving Party has become, generally available to the public; or (d) is independently developed by the Receiving Party without access to, or use of, the Disclosing Party’s Confidential Information.

7.4.

Return of Confidential Information. The Receiving Party will return to the Disclosing Party or destroy all Confidential Information of the Disclosing Party in the Receiving Party’s possession or control promptly upon the written request of the Disclosing Party or the expiration or termination of this Agreement, whichever comes first. At the Disclosing Party’s request, the Receiving Party will certify in writing that it has fully complied with its obligations under this Article 7.

Article 8	Non Solicitation

During the Term of this Agreement and for the shorter of twenty four (24) months or the maximum period permitted by laws following the termination or expiration of this Agreement, neither Shanghai PCGS nor Guojin shall solicit, encourage or take any other action which is intended to induce or encourage, or could reasonably be expected to have the effect of inducing or encouraging, any employee of the other party or any of its affiliates to terminate his or her employment with his or her current employer.

Article 9	Termination

9.1.	In case of any of the following situations, Shanghai PCGS shall have the right to terminate this Agreement at any time without incurring any liability to compensate Guojin:

a)	Guojin materially breaches the obligations provided in Article 5, 6 or 7.

9.2.	In case of any of the following situations, Guojin shall have the right to terminate this Agreement at any time without incurring any liability to compensate Shanghai PCGS:

a)	Shanghai PCGS is in breach of Article 2.1, 2.2, 2.3 or 2.4;

b)	Shanghai PCGS materially breaches the obligations provided in Article 5, 6 or 7.

Article 10	Compliance of Law

Each party shall be fully and solely responsible for maintaining its legal and regulatory compliance, including but not limited to proper payments of tax in the relevant jurisdictions and refraining from bribing officials or business associates or using deceptive, misleading, unethical practices.

Article 11	Assignment

The rights and obligations of either Party under this Agreement may not be assigned or transferred without the prior written consent of the other parties.

Article 12	Term and Extension

This Agreement shall have a Term of Five (5) years commencing on June 18th, 2016. Upon all parties’ written consent, the Term may be extended for another Three (3) years. Parties shall begin negotiation of extending the Term within 60 days before the expiration.

Article 13	Dispute Resolution

13.1.	The formation, termination, interpretation, performance of this Agreement and disputes arising from this Agreement shall be governed by the PRC laws and regulations.

13.2.	Disputes arising from this Agreement should be resolved by good faith discussions for settlement among parties concerned.

13.3.

In case parties fail to reach amicable resolutions within 90 days of one party’s written notification to other parties on existence of disputes and requesting settlement discussion, any party may submit the disputes to the Beijing Arbitration Commission in accordance with the rules applicable at the time. The arbitration shall take place in Beijing. The arbitration shall be conducted in Chinese with three arbitrators. Three arbitrators including one Presiding Arbitrator shall be jointly selected by all parties to the arbitration proceeding. The arbitration shall be final and binding. The losing party shall be responsible for the costs of arbitration including the attorney fees, unless the arbitration award stipulates otherwise.

13.4.	While the arbitration is pending, all parties shall continue to perform under this Agreement except for the clauses which are the subject of the arbitration.

Article 14	Notices

14.1.

Any notice permitted or required under this Agreement shall be in writing and shall be deemed given when delivered personally, by postal service or commercial courier addressed as follows, or to such other address as shall be duly given by notice meeting the requirements of this provision:

14.2.	Addresses of Parties

Shanghai PCGS:	Suite 7005B, 7006, No. 887 Huaihai Road (M.), Huangpu District, Shanghai, PRC

Guojin:	20/F, Tower B, Wanda Plaza, No. 58 Xinhua West Street, Tongzhou District, Beijing, PRC

Article 15	Miscellaneous

15.1.	No Waiver.

No failure by Shanghai PCGS to enforce strictly any provision of this Agreement shall constitute a waiver of its right to enforce any other provisions of this Agreement or otherwise or to enforce the provision in question on any subsequent occasion. The rights, remedies and benefits herein are cumulative and, except as expressly set forth herein, are not exclusive of any rights, remedies or benefits which the parties hereto may otherwise have.

15.2.	Headings.

Headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

15.3.	Force Majeure.

No party will be responsible for any failure to perform or delay attributable in whole or in material part to a Force Majeure Event. “Force Majeure Event” shall be a situation that cannot be forecast, or avoided or overcome and such situation impedes performance of obligations under this Agreement. If such failure or delay continues in any material respect for more than 90 days, a party, other than the party with such failure or delay, will have the right to terminate this Agreement upon 30 days’ written notice.

15.4.	Entire Agreement/Written Amendments.

This Agreement represents the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements between Shanghai PCGS and Guojin relating to the service relationship. This Agreement may be modified only by written instrument signed by both parties hereto. No waiver of any right hereunder shall be effective unless it is given in a written document or instrument signed by the party waiving such right.

15.5.	Severability.

If one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect in any jurisdiction, and such invalidity, illegality or unenforceability shall not adversely affect the respective interests of the parties hereto under this Agreement, then such invalidity, illegality or unenforceability in such jurisdictions shall not, to the fullest extent permitted by law, invalidate or render illegal or unenforceable such provision in any other jurisdiction, nor shall it affect any of the other terms and provisions of this Agreement.

15.6.	Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Bank Channels” means bank branches (including their official online business channels) that i) are licensed to operate as commercial banks in mainland China, ii) sells collectible coins and medals to the general public; and iii) maintains ongoing commercial relationship with Guojin from which custom designed and packaged collectible silver or gold coins and medals are supplied.

15.7.	Language and Execution.

This Agreement shall be written in both Chinese and English languages and executed in two original copies of equal force and validity. In case of discrepancy, the Chinese version shall prevail. This Agreement shall become effective upon signing by Parties’ authorized representatives and affixing company chops below.

 Signature Page:

Collectors Universe (Shanghai) Co., Ltd.

Company Seal:

Don Willis, President of PCGS. He signed as a Legal Representative of CU (Shanghai) Ltd as the agreement is with the China subsidiary.

/s/    DON WILLIS

 Legal Representative

Date: June 18, 2016

For Guojin Gold: Liao Feiming. Chairman

Guojin Gold Co., Ltd. (国金黄金股份有限公司)

Company Seal:

/s/   LIAO FEIMING

Legal Representative

Date: June 18, 2016

Schedule A

Company Registration Documents

A-1

Schedule B

Minimum Submissions*

Period	Total number of coins placed in the holders

2016 (6 months)	[***]

2017 (12 months	[***]

2018 (12 months)	[***]

2019 (12 months)	[***]

2020 (12 months)	[***]

*Both parties acknowledge that the numbers listed above refer to the numbers of coins that are graded and placed in the PCGS holders.

B-1

Schedule C

1)

Shanghai PCGS undertakes that it shall strictly fulfill its obligations under this Agreement with Guojin; and Shanghai PCGS shall ensure its staff to carefully conduct grading services for Guojin except being prevented from so doing due to Force Majeure.

2)	In products shipment and delivery, a full counting shall be effected by both Parties, with receipts and statements saved for record.

3)	Time and quantity shall be notified one day in advance of taking delivery, with logistics service ready for taking the delivery in all aspects;

4)	As to products to be replaced, greatest efforts shall be made to complete such replacement on the same day; failing which, such replacement shall be made within 3 days;

5)	For product delivery, the bill of lading shall be in Chinese;

6)	PCGS shall implement a set of strict and well developed operating procedures in respect of and throughout the grading service and delivery, and designate contact persons in charge of such services.

C-1

Schedule D

A)	Warranty:

In the event of appearance of red spot in gold coins after they are sealed and packed, Shanghai PCGS may provide a cleaning and holder changing service free of charge. In the event of appearance of white spot in silver coins, Guojin shall provide new coins while Shanghai PCGS shall provide the holder changing service free of charge.

B)	Service and Support Requirements for coins in the holders or medals of 70 points

(1)

They should be of perfect production, with no loophole / curled selvedge at their shaped edges, no dark dot, no bright spot, no scratch, no oxidation stain, no white patch, no red patch, no dirty spot, no burr, no breakage, no shrinkage, and no flow mark and welding wire trace, no scratch, no bubble, and gold coins shall remain clean on surface and with no fingerprint, etc. In the event of any of the aforesaid conditions after they are sealed and packed, Guojin shall provide replacement coins and PCGS shall replace the same free of charge.

(2)	No product with apparent flaw shall be placed in a holder, no matter how many grading points it has been given.

(3)

In the event of appearance of red spot in gold coins after they are sealed and packed, PCGS may provide a cleaning and holder changing service free of charge. In the event of appearance of white spot in silver coins, Guojin shall provide a new coin while PCGS shall provide the holder changing service free of charge.

(4)	Shanghai PCGS needs to provide lead time for development of customized holders or packaging.

(5)

The holders provided by PCGS are of quadruple anti-counterfeiting specifications (for example: with ultrafine anti-counterfeiting security, QR code scanning and identifying functions), as well as anti-counterfeiting technology not disclosed. Guojin may choose to add further new anti-counterfeiting technology and to create its own exclusive label.

(6)

Holders and Quality (a) Holders shall be heat sealed, with buckles correctly positioned, no blackening or color changing or being dislocated; (b) At the back of holders, color labels are edged neatly, with no breakage, no scratch, no water stain or dirty spot, etc.; (c) Inside holders, marks of PCGS are clear and legible, edged neatly and properly fixed and lined, with no skewed display; (d) Coins shall be placed in holders in a neat and proper way, with no skewed display. (e) No alien items are allowed inside the holders. The inside of the holder shall be neat and clean.

(7)

Before launching each project, Guojin and Shanghai PCGS shall jointly determine the components and specifications of the holder to be used as the standards and references for acceptance of the delivery.

 D-1